FedFirst Financial Corporation 8-K

Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE Contact: Patrick G. O’Brien Telephone: (724) 684-6800

FEDFIRST FINANCIAL CORPORATION
DIRECTOR RETIRES

MONESSEN, PA— January 25, 2010 – FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank (the “Bank”), today announced the retirement of Joseph U. Frye from the Board of Directors of the Company, the Bank and FedFirst Financial Mutual Holding Company effective January 20, 2010.  Mr. Frye has served on the Company’s Board of Directors since 1996.  The Company’s President and Chief Executive Officer, Patrick G. O’Brien, stated “We are tremendously grateful for the dedicated service of Mr. Frye and look forward to his continuing association with First Federal Savings as a director emeritus.”

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.